EXHIBIT 99

Contact:                                                  Judith Wawroski

International Bancshares Corporation

(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings Performance

LAREDO, Texas—(BUSINESS WIRE)—November 1, 2010—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income of $33.5 million for the three months ended September 30, 2010, a decrease of 9.5 percent as compared to $37.0 million for the same period in 2009, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants.  After these amounts, net income for the third quarter of 2010 applicable to common shareholders was $30.3 million, or $.45 diluted earnings per common share and $.45 basic earnings per common share, as compared to $33.7 million or $.49 diluted earnings per common share and $.49 basic earnings per common share for the same period in 2009, representing a decrease of 8.2 percent in diluted earnings per common share and a decrease of 10.1 percent in net income.  After the TARP program amounts, net income for the nine months ended September 30, 2010 applicable to common shareholders was $89.8 million, or $1.32 diluted earnings per common share and $1.32 basic earnings per common share, as compared to $95.9 million or $1.40 diluted earnings per common share and $1.40 basic earnings per common share for the same period of 2009, representing a decrease of 5.7 percent in diluted earnings per common share and a decrease of 6.4 percent in net income available to common shareholders.

Net income for the nine months ended September 30, 2010 and September 30, 2009 was positively affected by gains from the sale of investment securities totaling $20.0 million and $7.7 million, net of tax, respectively.  The sales of the securities were to facilitate a re-positioning of the Company’s investment portfolio. Additionally, net income for the first nine months ended 2010 was affected by a decrease in the Company’s provision for probable loan losses as compared to the provision for probable loan losses for the corresponding nine month period in 2009.   Net income was negatively affected for the nine months ended 2010 because of a $14.2 million, after tax, reserve created from a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of Local Financial Corporation (LFIN).  Other than the $14.2, after tax, charge inherited by Company, the Company does not have any other LFIN disputes regarding tax refunds in connection with the acquisition.  As of September 30, 2010, the Company has determined that the reserve currently established for this matter is still appropriate. Net income for the first nine months of 2010 was also negatively impacted because of a decrease in net interest margin compared to the same period in 2009 because of investment securities sales, increasing liquidity, and the net interest margin returning to more traditional levels.  During the first nine months of 2009, the Company was negatively impacted by an industry-wide FDIC special assessment, resulting in a charge to earnings of $3.3 million, after tax.

“I’m pleased with the third quarter results and the Company’s performance for the first nine months especially in light of the difficult economic environment and the challenges the industry continued to face. We are confident in the strength of our balance sheet and the quality of our loan portfolio.  The Company continues to seek out qualified borrowers and is actively lending and financing.  We are pleased that the economies of Texas and Oklahoma continue to perform better than the national economy during this weakened economic environment and we are continuing to see improvements in the Texas and Oklahoma markets compared to earlier in this recessionary period,” said Mr. Nixon, President and CEO.

Total assets at September 30, 2010 were $12.1 billion compared to $11.8 billion at December 31, 2009.  Total net loans were $5.4 billion at September 30, 2010 compared to $5.6 billion at December 31, 2009. Deposits were $7.5 billion at September 30, 2010 and $7.2 billion at December 31, 2009.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 279 facilities and more than 440 ATMs serving 107 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml